Exhibit 99.1


                             COMPENSATION AGREEMENT

         This Compensation Agreement is made by and entered into between Charles Cohen ("Cohen") and SurgiCare, Inc. ("Surgicare") (together, Cohen and Surgicare are sometimes called the "Parties"), who agree as follows:

         1. In compensation for professional services rendered to SurgiCare, SurgiCare agrees to issue to Cohen TWO HUNDRED TWENTY-EIGHT THOUSAND THREE HUNDRED TEN (228,310) shares of common stock issued by SurgiCare (the "Shares"). The Parties agree that the Shares were valued at approximately ONE HUNDRED THOUSAND and NO/100 DOLLARS ($100,000.00) on or about September 24, 2003.

         2. Cohen shall receive two (2) stock certificates for the Shares. One certificate shall evidence the issuance of 50,000 shares and the second certificate shall evidence the issuance of the remaining 178,310 shares.

         3. Surgicare will file a registration statement on Form S-8 with the U.S. Securities and Exchange Commission to register the Shares under the Securities Act of 1933. Cohen shall have the opportunity to review the Form S-8 filed with the U.S. Securities and Exchange Commission ("SEC") prior to its filing.

         4. The Parties agree that the services for which Cohen is being compensated are not rendered in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for Surgicare's securities.

         5. Since June 30, 2003, Surgicare has provided to Cohen no material information concerning Surgicare's current financial condition, results of operations or business, which has not also been disclosed to the general public in Surgicare's report on Form 10-QSB for the quarter ended June 30, 2003 and other reports filed with the SEC by Surgicare.

         6. Cohen agrees and represents that he will resign as a member of the Board of Directors of SurgiCare effective the day following the registration of the Form S-8 stock with the SEC.

         7. Any and all other rights of Cohen to receive warrants or other rights to purchase securities issued are hereby canceled.

         8. Cohen understands the he will be responsible for compliance with
Section 16 of the Securities Exchange Act of 1934 with respect to the Shares, including the filing of any required reports with the SEC.

         9. This Agreement is entered into in the State of Texas, and it shall be construed and interpreted in accordance with the laws of the State of Texas. The exclusive venue of any suit, claim or action arising under this Agreement shall lie exclusively with District Courts of Harris County, Texas.

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         10. This Agreement may be executed in multiple counterparts which shall be construed together as one document. Any Party who executes such a counterpart or separate signature page shall be fully bound there under whether or not any other Party executes that counterpart or signature page. The obligations or any part thereof may be proved by the production of a single counterpart executed by that party without production of any other counterparts.

         11. Should any provision of this Agreement be declared or determined to be invalid or illegal, the validity of the remaining parts, terms or provisions shall not be affected thereby, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

         12. The signing parties warrant that they have authority to bind the party for whom the signing parties act.

Surgicare, Inc.

          /s/ Keith LeBlanc
---------------------------
By:      Keith LeBlanc
Title:   Chief Executive Officer



  /s/ Charles Cohen
-------------------
Charles Cohen